EXHIBIT 17

Ckrush Announces Re-listing on the OTC Bulletin Board

NEW YORK--(BUSINESS WIRE)--March 9, 2006--Ckrush, Inc. (OTCBB:CKRH - News), a producer and distributor of digital entertainment content, feature films and sports programming, has announced that it has begun trading on the Over The Counter Bulletin Board under the ticker symbol CKRH.

"Our re-listing on the OTC Bulletin Board is another important milestone for Ckrush as we continue to develop our strategic initiatives in the global entertainment industry and the fast-growing digital distribution business," said Jeremy Dallow, President of Ckrush. "We have recently achieved a number of important objectives including the establishment of a new senior management team and the establishment of a new Board of Directors. We believe our re-listing on the OTC Bulletin Board will further enhance our exposure to the investor community."

About Ckrush, Inc.

Ckrush, Inc., formed in 2004, produces entertainment and sports-related digital and filmed content for global distribution to all media platforms. Ckrush has recently produced for later release the feature film comedy "Beer League," starring Artie Lange, the popular comedian/actor who is a regular on the Howard Stern Show, and "TV the Movie," starring Steve O, Preston Lacy and Wee-Man of "Jackass" fame. Ckrush also co-produced National Lampoon's "Pledge This," starring Paris Hilton. Ckrush Sports, Inc. focuses the promotion of professional boxers, boxing events and other sports ventures. Ckrush Direct produces and distributes programs and products for pay-per-view video-on-demand, and retail and direct response DVD and video channels. For more information, please visit http://www.ckrush.net.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, acquisitions of dispositions of business assets, and the potential impact of future decisions by management. More detailed information about these factors may be found in filings by Ckrush, Inc. with the Securities and Exchange Commission. Ckrush, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Ckrush, Inc.
Jeremy Dallow, 212 755-1944


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